Exhibit 23.1

Consent of Registered Independent Public Accounting Firm

We consent to the inclusion in Form S-8 of E Med Future, Inc. of our report dated March 1, 2004, on the financial statements of such company. We also consent to the reference to our Firm as a Registered Independent Public Accounting Firm in such form.

Meyler & Company, LLC

/s/ William A. Meyler
William A. Meyler, CPA